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                                                                    EXHIBIT 6.1

                                 CONSULTING AGREEMENT

This Agreement is made on June 25, 1999, between NURESCELL a Nevada Corporation ("CLIENT"), with a principal place of business at 1400 Bristol Street, North, Suite 240, Newport Beach, CA 92660 and DR. CHONG CHIU ("Consultant"), an independent contractor, with a principal place of business at 112 West Canada, San Clemente, California 92675

     1.  TERM OF CONTRACT.

         1.1 This Agreement will become effective upon execution and will continue in affect for five (5) years with one five year renewal Option unless otherwise terminated in accordance with this Agreement. The Performance of Services shall be reviewed annually.

     2.  SERVICES TO BE PERFORMED BY CONSULTANT.

         2.2 SPECIFIC SERVICES. Consultant agrees to perform certain services as hereinafter set forth, but including the following:

               2.1.1 Marketing analysis and salability analysis of high demand segments in the nuclear industry (commercial power, uranium production and DOE nuclear facilities).

               2.1.2 Development of product and material specifications that can meet the demand of radiation shielding and safety applications in nuclear power stations.

               2.1.3 Formation of high-level industry committees to help review the specifications.

               2.1.4 Facilitation of DOE Grants and other funding mechanisms to enable in-plant field trials and NRC/LARA Approvals and Licenses.

               2.1.5 Facilitation of endorsement of the products and materials to the nuclear power industry.

               2.1.6 Completion of sales of NURESCELL materials to the power plant industry.

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         2.2   PURPOSE OF THE SERVICE. The service provided by Consultant and his team will help NURESCELL to finalize the products and to obtain quick access to key design and marketing information, responsible management personnel and NRC officials that are needed to develop and capture the application identified by NURESCELL and Consultant in a cost-effective and timely manner, the estimated $2 to $3 Billion Dollars per year radiation shielding market in the nuclear industry.

         2.3 METHOD OF PERFORMING SERVICES. Consultant will determine the method, details, and means of performing the above-described services; provided however, that Consultant shall, on at least a monetary basis, prepare a detailed written report on the Consultant's activities in connection with this Agreement. Said report shall include all contacts made and a summary of progress against committed performance of services.

         2.4 STATUS OF CONSULTANT. Consultant enters into this Agreement, and will remain throughout the term of this Agreement, as an Independent Contractor. Consultant agrees that he is not and will not become an employee, partner, agent or principal of Client while this Agreement is in effect. Consultant agrees he is not entitled to the rights or benefits afforded to Client's employee, including disability or unemployment insurance, worker's compensation, medical insurance, sick leave, or any other employment benefit. Consultant is responsible for providing, at his own expense, disability, unemployment, and other insurance, worker's compensation, training, permits, and licenses for himself and for his employees and subcontractors.

         2.5 PAYMENT OF INCOME TAXES. Consultant is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Client to Consultant for services under this Agreement. On request, Consultant will provide Client with proof of timely payment. Consultant agrees to indemnify Client for any claims, costs, losses, fees, penalties, interest, or damages suffered by Client resulting from Consultant's failure to comply with this provision.

         2.6 USE OF EMPLOYEES OR SUBCONTRACTORS. Consultant may, at Consultant's own expense, use any employees or subcontractors as Consultant deems necessary to perform

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               the services required of Consultant by this Agreement. Client may not control, direct, or supervise Consultant's employees or subcontractors in the performance of those services.

     3.  COMPENSATION

         3.1 COMPENSATION. Client agrees to pay Consultant for the services set forth in Section 2 in the following manner:

                     3.1.1 NURESCELL Materials Sales -- 15% of the Net Sales Revenue. Net is defined as Gross Sales minus cost of NURESCELL Materials, Production & Transportation/ Delivery to Purchaser.

                     3.1.2 Demonstration Grants -- 10% of Gross Grant Value.

                     3.1.3 ALL Sales and/or Grant Agreements shall be presented to NURESCELL for written pre-approval before finalization of the Contract.

         3.2 The COMPENSATION discussed above will be payable to Consultant within 30 days from the receipt of payment to NURESCELL from the contracts derived from Consultant's effort.

         3.3 PAYMENT OUT OF POCKET EXPENSES. Consultant will be reimbursed for actual expenses incurred (not to exceed $126,000.00 per year) based upon a five year Agreement. NURESCELL must pre-approve ALL expenses. Consultant will provide Client with receipts for all expenses over $25.00

         3.4 As additional compensation, Consultant shall be entitled to a STOCK OPTION of 200,000 NURSCELL shares at $3.0 per share. This Option may be exercised by Consultant upon consultant forming a nuclear power committee with qualified power Plan Managers etc. Said Option shall be approved by the Board of Directors and NURESCELL.

         3.3 LIMITATION OR COMPENSATION. Notwithstanding anything to the contrary contained herein, should Consultant be terminated for cause, all right to compensation shall forthwith cease. Should the Agreement be terminated for any other reason, including the agreed upon expiration date of the Agreement, then the right to receive compensation shall be limited to Gross Sales and or Grants (See Section 3.1) derived from

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               existing contracts between NURESCELL and the Nuclear industry which were derived directly from Consultant's efforts, but shall not include renewals or extensions of any such Agreements and shall not include any Agreements executed after this consulting Agreement has been terminated.

     4.  OBLIGATIONS OF CONSULTANT

         4.1 MINIMUM AMOUNT OF SERVICE. Consultant agrees to devote substantial time to performing the above-described services.

         4.2 NON-EXCLUSIVE RELATIONSHIP. Consultant may represent, perform services for, and contract with as many additional clients, persons, or companies as Consultant, in his sole discretion; provided, however, during the term of this Agreement Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of NURESCELL.

         4.3 MATERIALS AND EQUIPMENT. Subject to information, samples and technical assistance as needed to be obtained from Client, Consultant will supply all materials, and equipment required to perform the services under this Agreement.

         4.4 WORKER'S COMPENSATION. Consultant agrees to provide worker's compensation insurance for Consultant's employees and agents, if any, and agrees to hold harmless and indemnify Client for any and all claims arising out of any injury, disability or death of any of Consultant's employees or agents.

         4.5 GENERAL LIABILITY INSURANCE. Consultant agrees to hold NURESCELL harmless for any negligent acts or omissions committed by Consultant or Consultant's employees or agents during the performance of any duties under this Agreement. Consultant further agrees to indemnify and hold Client free and harmless from any and all claims arising from any such negligent act or omission.

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         4.6   CONSULTANT'S QUALIFICATIONS. Consultant represents that he has the qualifications and skills necessary to perform the services under this Agreement in a competent, professional manner, without the advice or direction of Client. This means Consultant is able to fulfill the requirements of this Agreement. Failure to perform all the services required under this Agreement constitutes a material breach of the Agreement. Consultant has complete and sole discretion for the manner in which the work under this Agreement will be performed.

         4.7 INDEMNITY. Consultant agrees to indemnify, defend, and hold Client free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorney's fees, and costs, that Client may incur as a result of a breach by Consultant of any representation or Agreement contained in this Agreement.

         4.8 ASSIGNMENT. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of Client.

     5.  OBLIGATIONS OF CLIENT.

         5.1 COOPERATION OF CLIENT. Client agrees to comply with all reasonable requests of Consultant necessary to the performance of Consultant's duties under this Agreement.

         5.2 ASSIGNMENT. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Client without the prior written consent of the Consultant.

     6.  TERMINATION OF AGREEMENT.

         6.1 TERMINATION ON NOTICE. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving sixty (60) days written notice to the other party. Unless otherwise terminated as provided in this agreement, this agreement will continue in force for 5 years with an additional five year option and annual performance reviews.

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         6.2   TERMINATION ON OCCURRENCE OF STATED EVENTS. This Agreement
               will terminate automatically on the occurrence of any of the following events:

               (a)  Bankruptcy or insolvency of either party.
               (b)  Death of Consultant.

         6.3 TERMINATION FOR DEFAULT. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this agreement by giving written notification to the breaching party. Termination will take effect immediately on receipt of notice by the breaching party or five days after mailing of notice, whichever occurs first. For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

               (a)   Client's failure to pay Consultant any compensation due
                     within 30 days after written demand for payment.
               (b)   Consultant's failure to complete the services specified
                     in 2.1 of this Agreement.
               (c) Consultant's material breach this Agreement or any representation contained herein.
               (d) Client's material breach of any representation or agreement contained in this Agreement.

         6.4 Either party may terminate this Agreement for the reasons stated in 6.3 by giving forty-five (45) days written notice of termination to the other, but without prejudice to any other remedy to which either party may be entitled either at law, in equity, or under this Agreement.

         6.5 NURESCELL reserves the right to terminate this Agreement not less than six (6) months after Consultant suffers any physical or mental disability that would prevent the performance of his duties under this Agreement. Such a termination shall be effected by giving forty-five (45) days written notice of termination to Consultant.

     7.  UNIQUE INJUNCTIVE RELIEF.

         7.1 Consultant hereby represents and agrees that the services to be performed under the terms of this Contract/Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the

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               loss of which cannot be reasonably or adequately compensated in damages in an action at law. Consultant therefore expressly agrees that NURESCELL, in addition to any other rights or remedies that NURESCELL may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Consultant.

     8.  PROPRIETARY RIGHTS.

         6.1 NEW DEVELOPMENTS. Consultant agrees that all designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by Consultant while performing services under this Agreement will be assigned to Client as the sole and exclusive property of Client and Client's assigns, nominees, and successors, as well any copyrights, patents, or trademarks obtained by Consultant while performing services under this Agreement. On request and at Client's expense, Consultant agrees to help Client obtain patents and copyrights for any new developments. This includes providing data, plans specifications, descriptions, documentation, and other information, as well as assisting Client in completing any required application or registration.

         6.2 CONFIDENTIAL INFORMATION. Any written, printed, graphic, or electronically or magnetically recorded information furnished by Client for Consultant's use are the sole property of Client. This proprietary information includes, but is not limited to, customer requirements, customer lists, marketing information, and information concerning Client's employees, products, services, prices, operations, and subsidiaries.

               Consultant will keep this confidential information in the strictest confidence, and will not disclose it by any means to any person except with Client's approval, and only to the extent necessary to perform the services under this agreement. This prohibition also applies to Consultant's employees, agents, and subcontractors. On termination of this agreement, Consultant will return any confidential information in his possession to Client.

               (a) The parties acknowledge and agree that during the terms of this agreement and in the course of the discharge of his duties hereunder, Consultant shall have access to and become acquainted with

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                     information concerning the operation and process of
                     NURESCELL, including without limitation, financial, personnel, sales, scientific, and other information that is owned by NURESCELL and regularly used in the operation of NURESCELL's business, and that such information constitutes NURESCELL's trade secrets.

               (b) Consultant specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his Agreement hereunder.

               (c) Consultant acknowledges and agrees that the sale or unauthorized use or disclosure of any of NURESCELL's trade secrets obtained by Consultant during the course of this Agreement, including information concerning NURESCELL's current or any future and proposed work, services or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Consultant promises and agrees not to engage in any unfair competition with NURESCELL, either during the term of this Agreement.

               (d) Consultant further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to NURESCELL's business, whether prepared by NURESCELL or others, are and shall remain exclusively the property of NURESCELL and that they shall be removed from the premises of NURESCELL only with the express prior written consent of NURESCELL's Board of Directors.

         8.3 NON-SOLICITATION. For a period of two (2) years following the termination of this Agreement, Consultant will not do either of the following: (1) call on, solicit, or take away any of Client's customers or potential customers Consultant became aware of as a result of performing services under this agreement; or (2) solicit or hire away any of Client's employees or contractors Consultant became aware of as a result of performing services under this Agreement.

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         8.4   EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION. This
               Agreement shall be terminated by any voluntary or involuntary dissolution of NURESCELL; provided, however, that if said dissolution is the result of either a merger or consolidation in which NURESCELL is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of NURESCELL, then at the option of Consultant, he shall be entitled to be paid the balance remaining under this Agreement. In the event of a Merger or transfer of Assets NURESCELL will retain the right to terminate this Agreement.

    9.   GENERAL PROVISIONS

         9.1 TIME OF THE ESSENCE. Time is of the essence with respect to this Agreement.

         9.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties among the parties other than those set forth or referred to herein.

         9.3 EXPENSES. Except as set forth in this Agreement, whether the transactions contemplated hereby are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         9.4 NOTICES. All notices ("Notice") hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below.

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    Notices to NURESCELL, Inc. shall be addressed to:

               1400 Bristol Street, North
               Suite 240
               Newport Beach, California 92660
               Telephone Number: (949) 752-0071
               Facsimile Number: (949) 752-0091

    Notices to Dr. Chong Chiu shall be addressed to:

               112 West Canada
               San Clemente, California 92675
               Telephone Number: ________________________________
               Facsimile Number: ________________________________

Any party may change the Notice designation by complying with the notice provision hereof.

         9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.6 HEADINGS; DEFINITIONS. The Section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such farms.

         9.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         9.8 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and constructed in accordance with the laws of the State of California.

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         9.9   AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         9.10 ATTORNEYS FEES AND COSTS. In the event of any breach of this Agreement including any representation or warranty contained in this Agreement which results in a claim being made against the breaching party, the prevailing party shall be entitled to recover reasonable attorney's fees and costs arising therefrom, including but not limited to, travel and lodging expenses, expert witness fees, depositions and related costs.

         9.11 ARBITRATION. Any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in Los Angeles, CA in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a panel of three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision or ward of a majority of the arbitrators shall be final and binding upon the parties. Any arbitrated award may be entered as a judgment or order in any court of competent jurisdiction.

         9.12 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless continue in effect.

         9.13 FULL AUTHORITY. Each party hereto has taken all necessary action to authorize such party to enter into and perform under this Agreement. Each party hereto represents and warrants that nothing contained in this Agreement violates or conflicts with any agreement, contract or understanding to which such party or its properties is subject, or any law rule regulation or order or to any of the charter 5 documents or internal policies or procedures of such party. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he or she is

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               authorized to execute this Agreement on behalf of and to bind the entity on whose behalf his or her signature is affixed.

         9.14 COUNTERPARTS: EXECUTION BY FACSIMILE. This Agreement and/or any amendments to this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement is effective when each party has received an executed version transmitted to such party via facsimile by the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

NURESCELL, INC.
"CLIENT"

By: /s/ ADRIAN A. JOSEPH                         Date:  6/29/99
   ----------------------------                       -------------------------
   President

By:                                              Date:
   ----------------------------                       -------------------------
   Secretary

"CONTRACTOR"

By: /s/ CHONG CHIU                               Date:  6/29/1996
   ----------------------------                       -------------------------
   DR. CHONG CHIU

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